
                                                                                                                   Exhibit 12(b)


                                                   SOUTH JERSEY GAS COMPANY
                         Calculation of Ratio of Earnings from Continuing Operations To Fixed Charges
                                          Plus Preferred Security Dividend Requirements
                                                         (In Thousands)



                                                                    Fiscal Year Ended December 31,
                                        ----------------------------------------------------------------------------------------

                                                   2001              2000              1999             1998              1997
                                        ----------------------------------------------------------------------------------------

Net Income *                                      $21,527           $21,855          $20,367           $14,884          $19,929

Income Taxes, Net                                  15,693            16,703           15,445            12,299           11,581

Fixed Charges **                                   20,347            21,181           20,949            19,235           18,103
Preferred Securities - Dividends                    3,062             3,074            3,084             3,088            2,102
                                        ----------------------------------------------------------------------------------------

        Sub-Total                                  23,409            24,255           24,033            22,323           20,205
                                        ----------------------------------------------------------------------------------------

Capitalized Interest                                 (221)              (24)            (390)             (167)            (107)
                                        ----------------------------------------------------------------------------------------

Total Available for Coverage                      $60,408           $62,789          $59,455           $49,339          $51,608
                                        ========================================================================================



Total Available                                      2.6x              2.6x             2.5x              2.2x             2.6x
----------------------------------------
Fixed Charges and Preferred Securities -
  Dividends




  *  Net Income before Discontinued Operations

** Fixed charges consist of interest charges (rentals are not material).

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